UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
      12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
         DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934.

                    Commission File Number 000-28050


                      ONYX ACCEPTANCE CORPORATION
         (Exact name of registrant as specified in its charter)


                        27051 Towne Centre Drive
                        Foothill Ranch, CA 92610
                             (949) 465-3900
          (Address, including zip code, and telephone number,
   including area code, of registrant's principal executive offices)


              12-1/2% Subordinated Notes due June 15, 2006
        (Title of each class of securities covered by this Form)



        (Titles of all other classes of securities for which a duty to file reports Section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [   ]        Rule 12h-3(b)(1)(i)    [ X ]
     Rule 12g-4(a)(1)(ii)   [   ]        Rule 12h-3(b)(1)(ii)   [   ]
     Rule 12g-4(a)(2)(i)    [   ]        Rule 12h-3(b)(2)(i)    [   ]
     Rule 12g-4(a)(2)(ii)   [   ]        Rule 12h-3(b)(2)(ii)   [   ]
                                         Rule 15d-6             [   ]

Approximate number of holders of record as of the certification or notice date:

         12-1/2% Subordinated Notes due June 15, 2006:     0

  Pursuant to the requirements of the Securities Exchange Act of 1934, Onyx Acceptance Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                             ONYX ACCEPTANCE CORPORATION


Date: March 15, 2005        By:   /s/  JOHN W. HALL
                               ------------------------------------
                               Name:  John W. Hall
                               Title: President and Chief Executive
                                       Officer